Exhibit 99(a)
                                                              -------------


                                                         CONTACT:
                                                         Reed Byrum - EDS
                                                         (+1) (972) 605-6790
                                                         reed.byrum@eds.com

FOR RELEASE 3:05 P.M. CDT, THURSDAY, APRIL 29, 1999

EDS ANNOUNCES FIRST-QUARTER RESULTS

Revenues 10 percent higher than last year
--------------------------------------------------------------------------------

PLANO, Texas - EDS reported today that revenues for the first quarter of 1999 reached $4.3 billion, exceeding the first quarter 1998 level of $3.9 billion by 10 percent. Excluding certain pre-tax charges and gains totaling a negative $316.3 million, net income for the quarter was $181.8 million and diluted earnings per share were $0.36. Including these items, the company recorded a net loss of $20.6 million and a diluted loss per share of $0.04.

During the first quarter of 1999, the company recorded restructuring and other pre-tax charges totaling $379.8 million. These charges resulted primarily from costs associated with approximately 5,200 employee separations, asset writedowns, the consolidation of certain operations, and the discontinuation and exit of certain service offerings. These charges were partially offset by a pre-tax gain of $63.5 million related to the sale of a portion of the company's limited partnership investments. Net income for the first quarter of 1998, excluding a pre-tax charge of $42.5 million associated with acquired in-process research and development, was $211.3 million and diluted earnings per share were $0.43. Including this charge, net income was $184.2 million and diluted earnings per share were $0.37.

Management's Comments

"While results for the first quarter were as expected, we have established the momentum for cost-cutting and growth-enhancing changes at EDS," said Dick Brown, chairman and chief executive officer of EDS. "We expect this to be a year of transformation for EDS and plan to regain our

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EDS ANNOUNCES FIRST-QUARTER EARNINGS
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core market position as a result of the changes we are making. We have the basic elements for success--a strong balance sheet, positive cash flows, a robust and growing marketplace, and a strong customer base."


New Business

EDS reported new contract signings totaling $3.0 billion during the first quarter, including 39 contracts valued at greater than $10.0 million each. These signings included two major international agreements. In Italy, EDS and ENI, Italy's largest energy company, signed an agreement for about $500 million to provide an array of information technology services to ENI over the next five years.

In Australia, EDS signed a five-year contract for approximately $300 million with the Australian Taxation Office (ATO). The contract is part of the federal government's program to outsource most of its information technology activities. Under the terms of the agreement, EDS will provide ATO with cost-effective and scalable mainframe services, a standardized desktop/LAN environment, integrated voice/data network, data warehouse services, document delivery and service request, and problem and management process through a new help desk.

Alliances

EDS and NCR Corporation formed a partnership in the first quarter to deliver business intelligence services that create information arsenals by bundling management and solutions consulting with technical delivery across the extended enterprise. Also during the quarter, EDS and SAP America, Inc. formed a partnership to offer enterprise resource planning applications to mid-size and small businesses throughout the country.


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EDS ANNOUNCES FIRST-QUARTER EARNINGS
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News Highlights

During the first quarter, EDS and MCI WorldCom agreed to the largest outsourcing framework ever in the telecommunications industry. Under the terms being discussed, EDS will provide MCI with major information technology services and will outsource the bulk of its global network to MCI WorldCom. Additionally, during April, EDS acquired MCI Systemhouse for $1.65 billion, an information technology services provider that generated $1.7 billion in revenue in 1998. The two companies will also go to market together by capitalizing on the fast-growing demand for global communications and data services.


Also during the first quarter, EDS named to its executive management roster a new executive vice president and chief financial officer, Jim Daley. Daley spent 35 years at Price Waterhouse, L.L.P. in a variety of executive positions, including co-chairman and chief operating officer, vice chairman-international and the global accounting business services leader for the firm's financial services practice.

Troy Todd joined EDS in April as executive vice president, leadership and change management. A former chief executive officer of three services corporations, Todd brings to EDS a wealth of human resources, employee development and operations experience.

Corporate Information

EDS has been a leader in the global information services industry for more than 35 years. The company delivers systems and technology expertise, management consulting, business process management and electronic business leadership. EDS, which reported revenues of $16.9 billion in 1998, offers solutions to improve the performance of more than 9,000 business and government clients in about 50 countries. The company's stock is traded on the New York Stock Exchange
(NYSE:EDS) and the London Stock Exchange. Visit EDS via the Internet at www.eds.com.

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EDS ANNOUNCES FIRST-QUARTER EARNINGS
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The  statements  in this news  release  regarding  the  amount  of  new-contract signings and EDS' 1999 performance are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see EDS' filings with the Securities and Exchange Commission. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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

SUMMARY OF RESULTS OF OPERATIONS
(in millions, except per-share amounts)
                                             First Quarter Ended
                                             -------------------
                                                  March 31,
                                            1999              1998
                                            ----              ----
Revenues (1)                           $  4,326.3         $  3,942.0

Costs and Expenses
    Cost of revenues                      3,608.7            3,228.2
    Selling, general & administrative       443.9              410.6
    Restructuring and other charges         379.8               42.5
                                        ---------          ---------
Total Costs and Expenses                  4,432.4            3,681.3
                                        ---------          ---------

Operating Income (Loss)                    (106.1)             260.7

Interest Expense and Other, Net (2)          73.9               27.0
                                        ---------          ---------

Income (Loss) Before Income Taxes           (32.2)             287.7

Provision (Benefit) for Income Taxes        (11.6)             103.5
                                        ---------          ---------

Net Income (Loss)                      $    (20.6)        $    184.2
                                        =========          =========

Earnings Per Share (3)
    Basic                              $    (0.04)        $     0.37
    Diluted                                 (0.04)              0.37

Weighted Average Number of
    Shares Outstanding
    Basic                                   492.2              491.5
    Diluted                                 492.2              496.2

Cash Dividends Per Share               $     0.15         $     0.15


(1) Revenues related to General Motors and its affiliates amounted to $1,035.3 million and $995.3 million for the quarters ended March 31, 1999 and 1998, respectively.
(2) Includes a pre-tax gain of $63.5 million recorded in the first quarter of 1999 related to the sale of a portion of the Company's limited partnership investments.
(3) Excluding the pre-tax charge of $379.8 million ($0.48 per share, after-tax) for restructuring and other charges, and the $63.5 million pre-tax gain ($0.08 per share, after-tax), diluted earnings per share would have been $0.36 for the first quarter of 1999. For purposes of the preceding calculations, the weighted average number of shares outstanding was 501.9 million. Excluding a $42.5 million pre-tax charge ($0.06 per share, after-tax) for acquired in-process research and development, diluted earnings per share for the first quarter of 1998 would have been $0.43.


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
SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)
                                                  March 31,          Dec 31,
                                                    1999              1998
                                                    ----              ----
ASSETS
Current Assets
    Cash and marketable securities                $ 1,470.7         $ 1,311.7
    Accounts receivable                             3,901.2           3,835.0
    Prepaids and other                                455.7             486.6
                                                   --------          --------
Total Current Assets                                5,827.6           5,633.3
                                                   --------          --------


Property and Equipment, Net                         2,597.3           2,708.1
                                                    -------           -------

Operating and Other Assets
    Investments and other assets                    1,493.6           1,717.6
    Software, goodwill, and other intangibles, net  1,401.6           1,467.1
                                                    -------           -------
Total Operating and Other Assets                    2,895.2           3,184.7
                                                    -------           -------

Total Assets                                       $11,320.1        $11,526.1
                                                    ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

    Accounts payable                               $   322.6        $   329.8
    Accrued liabilities                              2,719.4          2,511.1
    Deferred revenue                                   617.0            593.3
    Income taxes                                        72.2            174.9
    Current portion of long-term debt                   44.5             47.7
                                                    --------         --------
Total Current Liabilities                            3,775.7          3,656.8
                                                    --------         --------

Deferred Income Taxes                                  342.7            362.6
Long-term Debt                                       1,188.5          1,184.3
Redeemable Preferred Stock of Subsidiaries
    and Minority Interests                             403.2            405.9
Total Stockholders' Equity                           5,610.0          5,916.5
                                                    --------         --------
Total Liabilities
    and Stockholders' Equity                       $11,320.1        $11,526.1
                                                    ========         ========




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
SUMMARY OF CONSOLIDATED CASH FLOWS
(in millions)
                                                                  Three Months Ended
                                                                        March 31,
                                                                 1999             1998
                                                                 ----             ----

Net Cash provided by Operating Activities (1)                 $   369.0        $   623.6
                                                               --------         --------

Cash Flows from Investing Activities
   Proceeds from sales of marketable securities                    69.2             54.3
   Proceeds from investments and other assets                     270.7            125.9
   Payments for purchases of property and equipment              (148.5)          (189.9)
   Payments for investments and other assets                      (53.5)          (110.1)
   Payments related to acquisitions, net of cash acquired         (12.1)           (89.7)
   Payments for purchases of software and other intangibles       (30.0)           (37.2)
   Payments for purchases of marketable securities                (25.1)           (37.1)
   Other                                                           32.4             22.1
                                                               --------         --------
       Net cash provided by (used in) investing activities        103.1           (261.7)
                                                               --------         --------

Cash Flows from Financing Activities
   Proceeds from long-term debt                                    19.0          1,278.8
   Payments on long-term debt                                     (23.0)        (1,424.3)
   Purchase of treasury stock                                    (144.9)           (77.0)
   Employee stock transactions and related tax benefits            (3.0)            29.2
   Dividends paid                                                 (73.6)           (73.8)
                                                               --------         --------
       Net cash used in financing activities                     (225.5)          (267.1)
                                                               --------         --------
Effect of Exchange Rate Changes on Cash
    and Cash Equivalents                                          (39.8)            (3.2)
                                                               --------         --------
Net Increase in Cash and Cash Equivalents                         206.8             91.6
                                                               --------         --------
Cash and Cash Equivalents at Beginning of Period                1,038.8            677.4
                                                               --------         --------
Cash and Cash Equivalents at End of Period                    $ 1,245.6        $   769.0
                                                               --------         --------


(1) Depreciation and amortization for the three months ended March 31, 1999 and 1998, was $312.0 million and $321.3 million, respectively.